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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*


                             GIANT INDUSTRIES, INC.
                                (NAME OF ISSUER)

                          COMMON STOCK, $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    374508109
                                 (CUSIP NUMBER)

                                DECEMBER 3, 2002
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 374508109

1.  NAMES OF REPORTING PERSONS. Comerica Bank - California
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    #94-2535107
    ----------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [ ]
    (b) [ ]
    ----------------------------------------------------------------------------
3.  SEC USE ONLY

    ----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    California
    ----------------------------------------------------------------------------
     NUMBER OF     5.  SOLE VOTING POWER: 712,953
      SHARES       -------------------------------------------------------------
    BENEFICIALLY   6.  SHARED VOTING POWER: 0
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER: 712,953
     REPORTING     -------------------------------------------------------------
    PERSON WITH    8.  SHARED DISPOSITIVE POWER: 0
    ----------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    712,953
    ----------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS) [ ]

    ----------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.3%
    ----------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    BK
    ----------------------------------------------------------------------------

NOTE: Issuer reported 8,571,779 shares of common stock, $.01 par value, outstanding in its Annual Report on Form 10-K filed with the Security and Exchange Commission on March 28, 2003.

ITEM 1.

     (a)  NAME OF ISSUER: Giant Industries, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          23733 North Scottsdale Road, Scottsdale, Arizona 85255

ITEM 2.

     (a)  NAME OF PERSON FILING: Comerica Bank - California

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
          9920 South La Cienega, #623, Inglewood, California 90301

     (c)  CITIZENSHIP: California

     (d)  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

     (e)  CUSIP NUMBER: 374508109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     N.A.

ITEM 4. OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED: 712,953

     (b)  PERCENT OF CLASS: 8.3%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 712,953

          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 712,953

          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     N.A.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
        PERSON:

     N.A.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     N.A.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

     N.A.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          May 20, 2003
                                          --------------------------------------
                                          Date


                                          /s/ Cyndee Herles
                                          --------------------------------------
                                          Signature


                                          Cyndee Herles, Senior Vice President
                                          --------------------------------------
                                          Name/Title